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Exhibit 10.33

GT SOLAR HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December 30, 2005

THE SHARES REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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8.2	Tax Elections	27
8.3	Tax Controversies	27
ARTICLE IX TRANSFER OF SHARES		27
9.1	Transfers by Members	27
9.2	Exit Rights	27
9.3	First Refusal Rights	28
9.4	Tag Along Rights	29
9.5	Approved Sale; Drag Along Obligations; Public Offering	29
9.6	Void Transfers	31
9.7	Effect of Assignment	31
9.8	Additional Restrictions on Transfer	31
9.9	Prospective Transferees	32
9.10	Legend	32
9.11	Transfer Fees and Expenses	32
ARTICLE X ADMISSION OF MEMBERS		32
10.1	Substituted Members	32
10.2	Additional Members	32
ARTICLE XI WITHDRAWAL AND RESIGNATION OF SHAREHOLDERS		33
11.1	Withdrawal and Resignation of Member	33
ARTICLE XII DISSOLUTION AND LIQUIDATION		33
12.1	Dissolution	33
12.2	Liquidation and Termination	33
12.3	Cancellation of Certificate	34
12.4	Reasonable Time for Winding Up	35
12.5	Return of Capital	35
12.6	Hart-Scott-Rodino	35
ARTICLE XIII GENERAL PROVISIONS		35
13.1	Information Rights	35
13.2	Power of Attorney	35
13.3	Amendments	36
13.4	Title to LLC Assets	36
13.5	Remedies	36
13.6	Successors and Assigns	36
13.7	Severability	36
13.8	Counterparts	36
13.9	Descriptive Headings; Interpretation	37
13.10	Applicable Law	37
13.11	Addresses and Notices	37
13.12	Creditors	37
13.13	Waiver	37
13.14	Further Action	37
13.15	Offset	38
13.16	Entire Agreement	38
13.17	Opt-in to Article 8 of the Uniform Commercial Code	38
13.18	Delivery by Facsimile	38
13.19	Arbitration	38
13.20	Survival	38
13.21	Expenses	38
13.22	Acknowledgements	39

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GT SOLAR HOLDINGS, LLC
LIMITED LIABILITY COMPANY AGREEMENT

        This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), dated as of December 30, 2005, is adopted, executed and agreed to, for good and valuable consideration, by and among the Members.

ARTICLE I

DEFINITIONS

        Capitalized terms used but not otherwise defined herein shall have the following meanings:

        "Actual Per Share Purchase Price" has the meaning set forth in Section 3.1(b).

        "Additional Member" means a Person admitted to the LLC as a Member pursuant to Section 10.2.

        "Adjusted Capital Account Deficit" means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person's Capital Account balance shall be

  (i)
  reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

  (ii)
  increased for any amount such Person is obligated to contribute to the LLC or is treated as being obligated to contribute to the LLC pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

        "Affiliate" of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership, any partner thereof.

        "Agreement" means this Agreement, as amended, modified and waived from time to time in accordance with the terms hereof.

        "Angeleno Group" means Angeleno Investors II, L.P.

        "Approved Sale" has the meaning set forth in Section 9.5(a).

        "Assignee" means a Person to whom Shares have been Transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a Member pursuant to Article X.

        "Authorization Date" has the meaning set forth in Section 9.3(a).

        "Base Rate" means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the "prime rate" at large U.S. money center banks.

        "Book Value" means, with respect to any LLC property, the LLC's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

        "Business" means, at any particular time, the manufacture, design, assembly and sale of capital equipment and related services for the solar power industry or any other business conducted by GT Equipment Technologies or any Subsidiaries of the LLC or GT Equipment Technologies.

        "Capital Account" means the capital account maintained for a Member pursuant to Section 3.3.

        "Capital Contributions" means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Shareholder contributes or is deemed to have contributed to the LLC with respect to any Share pursuant to Section 3.1 or thereafter.

        "Cause" means, with respect to any GT Employee, one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to GT Equipment Technologies or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing GT Equipment Technologies or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed, (iv) any act or omission aiding or abetting a competitor, supplier or customer of GT Equipment Technologies or any of its Subsidiaries to the material disadvantage or detriment of GT Equipment Technologies and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to GT Equipment Technologies or any of its Subsidiaries or (vi) any other material breach of any employment agreement to which such GT Employee is a party. Notwithstanding the foregoing, in the case of any GT Employee that is party to a written employment agreement with GT Equipment Technologies or any of its Subsidiaries, which employment agreement contains a definition for the term "Cause," the definition of "Cause" with respect to such GT Employee for purposes of this Agreement shall be as set forth in such employment agreement.

        "Certificate" means the LLC's Certificate of Formation as filed with the Secretary of State of Delaware.

        "Certificated Shares" has the meaning set forth in Section 9.10.

        "Class A Return" means, with respect to each Class A Share, the amount accruing on such Class A Share on a daily basis, at the rate of 12% per annum, compounded daily, on (a) the Unreturned Capital of such Class A Share, plus (b) the Unpaid Class A Return thereon calculated through the prior day."Class A Share" means a Share having the rights and obligations specified with respect to Class A Shares in this Agreement.

        "Class A Shareholder" means a holder of Class A Shares.

        "Class B Share" means a Share having the rights and obligations specified with respect to Class B Shares in this Agreement.

        "Class B Shareholder" means a holder of Class B Shares.

        "Class C Share" means a Share having the rights and obligations specified with respect to Class C Shares in this Agreement.

        "Class C Shareholder" means a holder of Class C Shares.

        "Class D Share" means a Share having the rights and obligations specified with respect to Class D Shares in this Agreement.

        "Class D Shareholder" means a holder of Class D Shares.

        "Code" means the United States Internal Revenue Code of 1986, as amended. Such term shall, at the Managing Member's sole discretion, be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term "Code" shall not include them if including them would have a material adverse effect on any Shareholder).

        "Competitor" means, with respect to GT Equipment Technologies, any Person engaged or proposing to engage in the Business, and with respect to the LLC, any Person engaged or proposing to engage in any business conducted, whether directly or indirectly through one or more Subsidiaries, by the LLC.

        "Confidential Information" has the meaning set forth in Section 6.7.

        "Confidentiality and Non-Competition Agreement" means the Confidentiality and Non-Competition Agreement entered into by each of Dr. Kedar P. Gupta, Jonathan A. Talbott, Howard Smith and Thomas M. Zarrella with GT Equipment Technologies on December 30, 2005 or any similar agreement subsequently entered into by any GT Employee.

        "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

        "Distribution" means each distribution made by the LLC to a Shareholder, whether in cash, property or securities of the LLC and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the LLC of any securities of the LLC in connection with the termination of employment of an employee of GT Equipment Technologies or any of its Subsidiaries (including Shares), (b) any recapitalization or exchange of securities of the LLC, and any subdivision (by Share split or otherwise) or any combination (by reverse Share split or otherwise) of any outstanding Shares, or (c) any reasonable fees, other remuneration or expense reimbursement paid to any Shareholder in such Shareholder's capacity as an employee, officer, consultant or other provider of services to the LLC (including payments pursuant to Section 13.21).

        "Equity Securities" has the meaning set forth in Section 3.1(c).

        "Event of Withdrawal" means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the LLC.

        "Exchange Agreement" means the Note Exchange Agreement executed in connection with the Note, by and among the LLC, GT Equipment Technologies and Power Fund.

        "Fair Market Value" of any asset in question shall mean the fair market value of such asset as determined in the reasonable discretion of the Managing Member, provided that the Fair Market Value of any publicly-traded security as of any date, shall be the average closing prices of such security's sales on the primary domestic securities exchange on which such security may at the time be listed for the previous twenty days of such date on which such exchange was open.

        "Fiscal Period" means any interim accounting period within a Taxable Year established by the Managing Member and which is permitted or required by Code Section 706.

        "Fiscal Quarter" means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Managing Member.

        "Fiscal Year" means the LLC's annual accounting period established pursuant to Section 7.2.

        "Forfeiture Allocations" has the meaning set forth in Section 4.3(f).

        "Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

        "GT Employee" has the meaning set forth in Section 3.2(b).

        "GT Equipment Technologies" means GT Equipment Technologies, Inc., a Delaware corporation.

        "HSR Act" has the meaning set forth in Section 12.6.

        "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), and (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit).

        "Indemnified Person" has the meaning set forth in Section 6.4(a).

        "IRR" means, as of any measurement date, the interest rate (compounded daily) which, when used as the discount rate to calculate the net present value as of December 30, 2005 of (i) the aggregate amounts which have previously been distributed in cash to the holders of the Class A Shares pursuant to Section 4.1 and (ii) the aggregate Capital Contributions made with respect to the Class A Shares, causes such net present value to equal zero. For purposes of the net present value calculation, (A) Distributions shall be positive numbers, (B) Capital Contributions shall be negative numbers, and (C) Distributions and Capital Contributions shall be deemed to have been received or made on the actual date of such receipt or payment.

        "Liquidation Assets" has the meaning set forth in Section 12.2(b).

        "Liquidation FMV" has the meaning set forth in Section 12.2(b).

        "Liquidation Statement" has the meaning set forth in Section 12.2(b).

        "LLC" means GT Solar Holdings, LLC, a Delaware limited liability company.

        "Losses" means items of LLC loss and deduction determined according to Section 3.3.

        "Managing Member" means Power Fund, and any successors thereto.

        "Member" means each of Power Fund, each Person listed on the Schedule of Shareholders attached hereto and any Person admitted to the LLC as a Substituted Member or Additional Member; but only for so long as such Person is shown on the LLC's books and records as the owner of one or more Shares.

        "Merger Agreement" means the Agreement and Plan of Merger, dated December 8, 2005, by and among the LLC, GT Equipment Technologies, Glow Merger Corporation, Power Fund, and the Sellers therein.

        "Minimum Gain" means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

        "New Share" has the meaning set forth in Section 4.1(c)(ii).

        "Non-Power Fund Equity" means (i) the Class A Shares issued pursuant to this Agreement other than to Power Fund and (ii) any securities issued directly or indirectly with respect to the foregoing securities by way of a unit split, unit dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting Non-Power Fund Equity, such securities shall cease to be Non-Power Fund Equity when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or (c) repurchased by the LLC or any Subsidiary.

        "Note" means the Senior Secured Promissory Note, dated December 30, 2005, of Glow Merger Corporation (and after the merger pursuant to the Merger Agreement, GT Equipment Technologies), having an Applicable Interest Rate (as defined therein) of LIBOR plus 3.25% and a Maturity Date (as defined therein) of the earlier of April 30, 2006 and the date of demand of payment by the Lender therein. The Note, pursuant to its terms and the terms of the Exchange Agreement, is, at the option of the Lender, exchangeable for Class A Shares at any time after the Maturity Date if the Repayment Amount (as defined therein) has not been paid.

        "Offer Notice" has the meaning set forth in Section 9.3(a).

        "Offered Shares" has the meaning set forth in Section 9.3(a).

        "Other Business" has the meaning set forth in Section 6.6.

        "Other Members" has the meaning set forth in Section 9.4(a).

        "Outstanding Value" has the meaning set forth in Section 4.1(c)(ii).

        "Permitted Transferee" means (i) with respect to any Member who is a natural person, such Member's spouse and descendants (whether natural or adopted) and any trust that is and at all times remains solely for the benefit of the Member and/or the Member's spouse and/or descendants, and (ii) with respect to any Member which is an entity, any of such Member's Affiliates.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

        "Power Fund" means OCM/GFI Power Opportunities Fund II, L.P., a Delaware limited partnership and OCM/GFI Power Opportunities Fund II (Cayman), L.P., an entity organized under the laws of the Cayman Islands.

        "Power Fund Equity" means (i) the Shares issued to Power Fund pursuant to this Agreement and (ii) any securities issued directly or indirectly with respect to the foregoing securities by way of a unit split, unit dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting Power Fund Equity, such securities shall cease to be Power Fund Equity when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force), (c) repurchased by the LLC or any Subsidiary, or (d) transferred to a Person other than a Permitted Transferee.

        "Pro Rata Share" means with respect to each Share, the proportional amount such Share would receive if an amount equal to the Total Equity Value were distributed to all Shares in accordance with Section 4.1(b), and with respect to each Shareholder, the aggregate Pro Rata Share with respect to Shares owned by such Shareholder, in each case as determined in good faith by the Managing Member.

        "Profits" means items of LLC income and gain determined according to Section 3.3.

        "Proportional Share" has the meaning set forth in Section 3.1(d)(i).

        "Public Offering" means any sale, in an underwritten public offering registered under the Securities Act, of the LLC's (or any successor's) equity securities.

        "RBC" means Royal Bank of Canada.

        "RBC Permitted Transfer" means a Transfer of all or part of RBC's interest in any Shares in the event RBC reasonably determines that the disposition of such Shares is required by law or regulatory requirement.

        "Regulatory Allocations" has the meaning set forth in Section 4.3(e).

        "Repurchase Notice" has the meaning set forth in Section 3.9.

        "Restricted Shares" means all Shares other than Shares which have (i) been registered under the Securities Act and disposed of in accordance with the registration statement covering them, (ii) become eligible for sale pursuant to Rule 144(k) or (iii) been otherwise Transferred and new certificates for them not bearing the Securities Act legend set forth in Section 9.10 have been delivered by the LLC.

        "Sale of the LLC" means a sale of the outstanding Shares or assets of the LLC by the holder(s) thereof to any Person (other than the LLC, any Subsidiary of the LLC or Power Fund, or any Affiliate of any of the foregoing) pursuant to which such party or parties acquire (i) a majority of the outstanding vested Shares of the LLC (whether by merger, consolidation, sale or Transfer of Shares or otherwise) or (ii) all or substantially all of the LLC's assets determined on a consolidated basis.

        "Sale Notice" has the meaning set forth in Section 9.4(a).

        "Securities Act" means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

        "Share" means a Share of a Member or an Assignee in the LLC representing a fractional part of interests in Profits, Losses and Distributions of the LLC held by all Members and Assignees and shall include Class A Shares, Class B Shares, Class C Shares and Class D Shares; provided that any class or group of Shares issued shall have the relative rights, powers and duties set forth in this Agreement.

        "Shareholder" means any owner of one or more Shares as reflected on the LLC's books and records.

        "Statement of Disagreement" has the meaning set forth in Section 12.2(c).

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the LLC.

        "Substituted Member" means a Person that is admitted as a Member to the LLC pursuant to Section 10.1.

        "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, utility, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in all cases whether or not disputed.

        "Tax Distribution" has the meaning set forth in Section 4.1(a).

        "Tax Exempt Partner" means any equityholder of a Shareholder (or, with respect to any equityholder of a Shareholder that is taxed as a partnership for federal income tax purposes (a "flow-through entity"), any equityholder of such flow-through entity) which is exempt from income taxation under § 501(a) of the Code.

        "Tax Matters Partner" has the meaning set forth in Section 6231 of the Code. The Managing Member shall be the initial Tax Matters Partner.

        "Taxable Year" means the LLC's accounting period for federal income tax purposes determined pursuant to Section 8.2.

        "Total Equity Value" means the aggregate proceeds which would be received by the Shareholders if: (i) the assets of the LLC as a going concern were sold at their Fair Market Value; (ii) the LLC satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction, as well as any indebtedness of the LLC and any reserves established by the Managing Member for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1(b), all as determined in good faith by the Managing Member, except that Fair Market Value shall be determined in accordance with the definition thereof in this Agreement.

        "Transfer" means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof. The terms "Transferee," "Transferred," and other forms of the word "Transfer" shall have correlative meanings.

        "Transferring Shareholder" has the meaning set forth in Section 9.3(a).

        "Treasury Regulations" means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the Managing Member's sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term "Treasury Regulations" shall not include them if including them would have a material adverse effect on any Shareholder).

        "Unpaid Class A Return" of any Class A Share means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Class A Return accrued on such Class A Share for all periods prior to such date over (b) the aggregate amount of prior Distributions made by the LLC pursuant to Section 4.1(b)(ii) (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(ii)).

        "Unreturned Capital" means, with respect to any Class A Share, an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made in exchange for or on account of such Share, over (b) the aggregate amount of prior Distributions made by the LLC that constitute a return of the Capital Contributions pursuant to Section 4.1(b)(i) (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(i)); provided that the Unreturned Capital for any given Class A Share shall never be less than zero.

ARTICLE II

ORGANIZATIONAL MATTERS

        2.1 Formation of LLC.    The LLC was formed on November 23, 2005, pursuant to the provisions of the Delaware Act.

        2.2 Limited Liability Company Agreement.    The Members hereby execute this Agreement for the purpose of establishing the affairs of the LLC and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the LLC set forth in Section 2.6 the rights and obligations of the Shareholders with respect to the LLC will be determined in accordance with the terms and conditions of this Agreement and (except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply "unless otherwise provided in a limited liability company agreement" or words of similar effect and such rights and obligations are set forth in this Agreement) the Delaware Act; provided that, notwithstanding the foregoing, Section 18-210 of the Delaware Act (entitled "Contractual Appraisal Rights") and Section 18-305(a) of the Delaware Act (entitled "Access to and Confidentiality of Information; Records") shall not apply or be incorporated into this Agreement.

        2.3 Name.    The name of the LLC shall be "GT Solar Holdings, LLC." The Managing Member in its sole discretion may change the name of the LLC at any time and from time to time. Notification of any such change shall be given to all Shareholders. The LLC's business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

        2.4 Purpose.    The purpose and business of the LLC shall be solely (i) to purchase and hold the equity securities of GT Equipment Technologies, including pursuant to the Merger Agreement, and to perform such other obligations and duties as are imposed upon the LLC under this Agreement and the other agreements contemplated hereby, (ii) to manage and direct the business operations and affairs of GT Equipment Technologies and any Subsidiaries of the LLC or GT Equipment Technologies (including, without limitation, the development, adoption and implementation of strategies, business plans, and policies concerning the conduct of GT Equipment Technologies' and its Subsidiaries' respective businesses), (iii) to exercise all rights and powers granted to the LLC (whether as a holder of GT Equipment Technologies' equity securities or otherwise) under GT Equipment Technologies' constituent documents, as the same may be amended from time to time and (iv) to engage in any other lawful act or activity for which limited liability companies may be organized under the Delaware Act.

        2.5 Principal Office; Registered Office.    The principal office of the LLC shall be located at GT Solar Holdings, LLC, c/o GFI Energy Ventures, LLC, 11611 San Vicente Blvd., Suite 710, Los Angeles, CA 90049, or at such other place as the Managing Member may from time to time designate, and all business and activities of the LLC shall be deemed to have occurred at its principal office. The LLC may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all Shareholders. The address of the registered office of the LLC in the State of Delaware shall be 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the registered agent for service of process on the LLC in the State of Delaware at such registered office shall be National Registered Agents, Inc.

        2.6 Term.    The term of the LLC commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XII.

        2.7 No State-Law Partnership.    The Shareholders intend that the LLC not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Shareholder be a partner or joint venturer of any other Shareholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the LLC or any Shareholder relating to the subject matter hereof shall be construed to suggest otherwise. The Shareholders intend that the LLC shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Shareholder and the LLC shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III
CAPITAL CONTRIBUTIONS

        3.1 Shareholders.

        (a)    Authorized Shares.    The authorized Shares which the LLC has authority to issue consist of such number of Class A Shares, Class B Shares, Class C Shares and Class D Shares as shall be determined by the Managing Member. The Managing Member shall have sole discretion to authorize the issuance by the LLC of any Equity Securities (as defined in Section 3.1(c) below). All Shares issued hereunder shall not be Certificated Shares unless otherwise determined by the Managing Member. The ownership by a Member of Class A Shares, Class B Shares, Class C Shares and/or Class D Shares shall entitle such Member to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV hereof.

        (b)    Capital Contributions.    Each Shareholder shall make Capital Contributions pursuant to the Merger Agreement or shall make, has made or has been deemed to have made, or contemporaneously with the execution hereof shall make, on the date hereof, Capital Contributions to the LLC, and shall receive Shares, as set forth on the Schedule of Shareholders (as such Schedule may be amended to reflect adjustments to such Capital Contributions and number of Shares corresponding to the per share adjustments to the purchase price pursuant to Section 1.11 of the Merger Agreement and/or to reflect any additional issuances of Shares after the Closing (as defined in the Merger Agreement) pursuant to the Exchange Agreement or otherwise). The Class A Capital Contribution of each of Messrs. Gupta, Talbott and Zarrella shall be equal to the product of (i) the number of shares of GT Equipment Technologies common stock contributed by such Person (reflected on Exhibit A to the Merger Agreement) and (ii) the per share price of the GT Equipment Technologies common stock as finally determined, after giving effect to the working capital adjustment in Section 1.11 of the Merger Agreement. The Capital Contributions for Messrs. Gupta, Talbott and Zarrella as reflected in Schedule of Shareholders as of the Closing have been determined based on an estimate of $106.93670 for such per share price of GT Equipment Technologies common stock and shall be adjusted hereafter to the extent the actual per share price, as finally determined, deviates from such estimate. The Schedule of Shareholders reflects that each Shareholder will receive for its Capital Contribution as of the Closing Class A Shares at a price per share of $6.77630. If the Common Merger Consideration (as defined in the Merger Agreement) plus or minus, as applicable, the per share adjustment pursuant to Section 1.11 of the Merger Agreement (the "Actual Per Share Purchase Price") is greater or less than $106.93670, then (A) the Class A Shares Capital Contribution for each of Messrs. Gupta, Talbott and Zarrella shall equal the product of (x) the Actual Per Share Purchase Price and (y) the number of shares of common stock of GT Equipment Technologies contributed to the LLC by such Person, (B) the number of Class A Shares received by each of Gupta, Talbott and Zarrella in exchange for such Shareholder's Capital Contribution shall be adjusted to equal the quotient of (xx) such Shareholder's Class A Shares Capital Contribution over (yy) $6.77630, and (C) the aggregate number of Class B Shares, Class C Shares and Class D Shares outstanding shall be adjusted so as to cause the ratio of the aggregate number of outstanding Shares of each such class of the LLC to all outstanding Shares to remain unchanged before and after the adjustments set forth in this Section 3.1(b), and for each of clauses (A), (B) and (C) of this Section 3.1(b), the Schedule of Shareholders shall be amended accordingly. In the case of any adjustments pursuant to clause (C) of the immediately preceding sentence, the LLC shall issue such additional Class B Shares to, or cancel such Class B Shares held by, as the case may be, the holders of Class B Shares ratably based on holdings of shares of such class, shall issue such additional Class C Shares to, or cancel such Class C Shares held by, as the case may be, the holders of Class C Shares ratably based on holdings of shares of such class, and shall issue such additional Class D Shares to, or cancel such Class D Shares held by, as the case may be, the holders of Class D Shares ratably based on holdings of shares of such class. Shares of any such class which are so issued to any holder of unvested Shares of such class shall also be unvested, and thereafter shall be subject to vesting in accordance with Section 3.2. In addition, each Shareholder acknowledges that additional Class A Shares, Class B Shares, Class C Shares and Class D Shares may be issued pursuant to the Exchange Agreement . Upon any such issuances, the Schedule of Shareholders will be amended accordingly. No subsequent Capital Contributions shall be required from the Shareholders.

        (c)    Issuance of Additional Shares and Interests.    Subject to compliance with Section 3.1(d), and except as otherwise expressly provided in this Agreement, the Managing Member has the power and authority to cause the LLC to issue (i) additional Shares or other interests in the LLC (including to create and issue other classes or series having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Shares or other interests in the LLC and (iii) warrants, options or other rights to purchase or otherwise acquire Shares or other interests in the LLC (collectively, "Equity Securities"); provided that at any time following the date hereof, the LLC shall not issue Shares to any Person unless such Person shall have executed a counterpart to this Agreement. In such event, (A) the rights of Shareholders in respect of Shares or interests of any class or series shall be diluted on a pro rata basis based on holdings of such Shares or other interests of such class or series, and (B) the Managing Member shall have the power and authority to amend the Schedule of Shareholders solely to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances consistent with the foregoing (including, without limitation, power and authority to amend this Agreement to increase the authorized number of Shares of any class or create a new class of Shares and to add the terms of such new class including economic and governance rights which may be different from the Class A Shares, Class B Shares, Class C Shares or Class D Shares or any other outstanding securities).

        (d)    Preemptive Rights.

          (i)    Except for issuances of (A) Shares previously acquired by the LLC and subsequently reissued, including Shares forfeited pursuant to Section 3.2(c)(iv) (so long as any Shares repurchased by the LLC are sold at a price not less than the price at which such Shares were so repurchased, unless otherwise determined by the Managing Member), (B) Equity Securities issued in connection with debt financings, refinancings, restructurings or similar transactions (including pursuant to the Note and the Exchange Agreement (provided that the Exchange Agreement provides for the issuance of Shares at a price per Share determined as of December 30, 2005, and only if the principal amounts and any accrued interest owing on the Note shall not have been paid), each dated the date hereof), (C) Shares issued in connection with any Share split, Share dividend or recapitalization of the LLC or GT Equipment Technologies or (D) Equity Securities issued in connection with strategic transactions involving the LLC or GT Equipment Technologies or any of their respective Subsidiaries and any other entities (including (1) joint ventures and similar arrangements or (2) Equity Securities issued in connection with an acquisition by GT Equipment Technologies or any of its Subsidiaries), if the LLC authorizes the issuance or sale to the Managing Member, or any Affiliate of the Managing Member, of any Shares or any securities containing options or rights to acquire any Shares, the LLC shall offer to sell to each holder of Class A Shares a portion of such securities equal to the quotient obtained by dividing (1) the number of Class A Shares held by such Shareholder, by (2) the total number of outstanding Class A Shares (such Shareholder's "Proportional Share"). Each such holder shall be entitled to purchase such securities at the same price and on other economic terms no less favorable in the aggregate than the terms on which offered to the Managing Member or such Affiliate(s) purchasing such securities; provided that if the Managing Member or such Affiliate(s) are required to also purchase other securities of the LLC, the holders exercising their rights pursuant to this Section 3.1(d)(i) shall also be required to purchase such other LLC securities of the same type (on the same economic terms and conditions and in the same relative amounts) that such other Persons are required to purchase. The purchase price for all securities offered to such holders hereunder shall be payable in cash and, subject to the rights of holders of Class A Shares pursuant to Section 3.1(d)(ii), in order to exercise its purchase rights hereunder, a holder of Class A Shares must purchase the securities offered to such holder no later than on the date proposed to be issued to the Managing Member or its Affiliates.

          (ii)   In order to exercise its purchase rights hereunder, a holder of Class A Shares must within 30 days after receipt of written notice from the LLC describing in reasonable detail the securities being offered, the purchase price thereof, the payment terms and such holder's Proportional Share, deliver a written notice to the LLC describing such holder's election hereunder. If all of the securities offered to the holders of Class A Shares are not fully subscribed, the remaining securities shall be reoffered by the LLC to the holders purchasing their full allotment upon the terms set forth in this Section 3.1(d), except that such holders must exercise their rights within 10 days after receipt of such reoffer.

          (iii)  The LLC shall be entitled to sell such securities which the holders of Class A Shares have not elected to purchase during the 90 days following such expiration at a price not less and on other economic terms and conditions no more favorable to the purchasers thereof than that offered to such holders. Any securities offered or sold by the LLC to the Managing Member or any Affiliate of the Managing Member after such 90-day period must be reoffered to the holders of Class A Shares if required pursuant to the terms of Section 3.1(d)(i).

          (iv)  The rights of the holders of Class A Shares under this Section 3.1(d) shall terminate upon the consummation of the first to occur of (x) a Public Offering and (y) a Sale of the LLC.

        3.2 Vesting Shares.

        (a)   The Class A Shares and Class C Shares shall not be subject to vesting.

        (b)    Class B Shares.    The Class B Shares shall be issued to only employees of GT Equipment Technologies or any of its Subsidiaries (each, a "GT Employee"), in each case subject to vesting in accordance with this Section 3.2(b), and shall vest only so long as the holder thereof remains employed by GT Equipment Technologies or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, no Class B Shares issued to such holder shall vest after the date such holder is no longer employed by GT Equipment Technologies or any of its Subsidiaries (such date, the "Termination Date"), and in no event shall the aggregate number of Class B Shares held by such holder which are deemed to be vested at any time after the Termination Date exceed the aggregate number of Class B Shares held by such holder which are vested on such Termination Date (as determined in accordance with this Section 3.2(b)).

          (i)    Vesting.    Except as otherwise provided in this Section 3.2(b), the Class B Shares issued pursuant to this Agreement shall as of any date be deemed vested in accordance with the following schedule (rounded down to the nearest whole share), if (but only if) as of such date the GT Employee holder thereof has been continuously employed and remains so employed by GT Equipment Technologies or its Subsidiaries from the date hereof or from such later date on which such Shares are issued to such GT Employee (the "Effective Date") through such date:

Anniversary Date	Cumulative Percentage of Class B Shares Vested
First Anniversary of the Effective Date	25%
Second Anniversary of the Effective Date	50%
Third Anniversary of the Effective Date	75%
Fourth Anniversary of the Effective Date	100%

          (ii)   If, prior to the fourth anniversary of the Effective Date, any GT Employee holder of Class B Shares ceases to be employed by GT Equipment Technologies or its Subsidiaries on any

  date other than an anniversary of the Effective Date, the cumulative percentage of such holder's Class B Shares to become vested as of the Termination Date will be determined as of the prior anniversary date. The portion of the Class B Shares that shall become vested as of any date shall be rounded down to the nearest whole share.

          (iii)  The vesting schedule of the Class B Shares (as determined in accordance with this Section 3.2(b)) shall not be affected by a Sale of the LLC.

          (iv)  Upon termination of employment of any GT Employee holder of Class B Shares for Cause, such holder's Class B Shares (whether vested or not) shall be automatically forfeited and cancelled. Upon such termination of employment other than for Cause, such holder's unvested Class B Shares shall be automatically forfeited and cancelled, and such holder's vested Class B Shares may, at the LLC's option, be repurchased by the LLC for a purchase price equal to the Pro Rata Share of the Total Equity Value of such Shares (calculated as of the date of such termination and adjusted to take into account amounts that would have been distributed with respect to any Shares but for the provisions of Section 4.1(c)(i)), in accordance with Section 3.9, plus the aggregate amount that would have been distributed with respect to such Shares absent the application of Section 4.1(c)(i) less the aggregate Distributions actually made with respect to such repurchased Shares. In the event that the purchase price as calculated in the immediately preceding sentence is negative, the holder of Class B Shares shall repay to the LLC such negative amount upon termination of employment and the Class B Shares shall be forfeited and cancelled without consideration to the holder.

        (c)    Class D Shares.    The Class D Shares shall be issued to only to GT Employees, in each case subject to vesting in accordance with this Section 3.2(c), and shall vest only so long as the holder thereof remains employed by GT Equipment Technologies or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, no Class D Shares shall vest after such holder's Termination Date, and in no event shall the aggregate number of Class D Shares which are deemed to be vested exceed the aggregate number of Class D Shares which are vested at any time after the Termination Date on such Termination Date (as determined in accordance with this Section 3.2(c)).

          (i)    Vesting.    Except as otherwise provided in this Section 3.2(c), the Class D Shares issued pursuant to this Agreement shall as of any date be deemed vested in accordance with the following schedule (rounded down to the nearest whole share), if (but only if) as of such date the holder thereof has been continuously employed and remains so employed by GT Equipment Technologies and its Subsidiaries from the Effective Date through such date:

Anniversary Date	Cumulative Percentage of Class D Shares Vested
First Anniversary of the Effective Date	33.33%
Second Anniversary of the Effective Date	66.67%
Third Anniversary of the Effective Date	100%

          (ii)   If, prior to the third anniversary of the Effective Date, any holder of Class D Shares ceases to be employed by GT Equipment Technologies or its Subsidiaries on any date other than an anniversary of the Effective Date, the cumulative percentage of such holder's Class D Shares to become vested as of the Termination Date will be determined as of the prior anniversary date. The portion of the Class D Shares that shall become vested as of any date shall be rounded down to the nearest whole share.

          (iii)  Notwithstanding the foregoing provisions of this Section 3.2(c), upon the occurrence of a Sale of the LLC, all Class D Shares which have not yet become vested shall become vested at the time of the occurrence of such Sale of the LLC, if (but only if) as of such time, the GT Employee holder thereof has been continuously employed since receipt thereof and is then still employed by GT Equipment Technologies or any of its Subsidiaries.

          (iv)  Upon termination of employment of any holder of Class D Shares for Cause, such holder's Class D Shares (whether vested or not) shall be automatically forfeited to the LLC for no consideration and shall be re-issued by the LLC to the holders of Class C Shares who are still employed by GT Equipment Technologies as its Subsidiaries, pro rata according to such holders' relative ownership of Class C Shares. Those re-issued Class D Shares that were vested at the time of forfeiture shall remain vested, and those re-issued Class D Shares that were unvested at the time of forfeiture shall continue to vest according to this Section 3.2(c) for so long as the holder thereof shall remain employed by GT Equipment Technologies or its Subsidiaries.

        (d)   Any Shareholder who receives Class B Shares or Class D Shares for services shall make a timely and effective election under Code Section 83(b) with respect to such Shares. The Company and all Shareholders will (a) treat such Shares as outstanding for tax purposes, (b) treat such Shareholder as a partner of the LLC for tax purposes with respect to such Shares and (c) file all tax returns and reports consistently with the foregoing, and neither the Company nor any of its Shareholders will deduct any amount (as wages, compensation or otherwise) for the fair market value of such Shares for federal income tax purposes. Consistent with the foregoing, the Class B Shares and Class D Shares are intended to be treated as "profits interests" under Revenue Procedure 93-27, I.R.B. 1993-24 (June 9, 1993) and Revenue Procedure 2001-43, I.R.B. 2001-34 (August 2, 2001), and the provisions of this Agreement shall be interpreted and applied consistently therewith.

        3.3 Capital Accounts.

        (a)   The LLC shall maintain a separate Capital Account for each Shareholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). In accordance with such Treasury Regulation, the Capital Account of each Member shall equal, as of the date hereof, the amount set forth on the Schedule of Shareholders attached hereto and shall be (a) increased by any additional Capital Contributions made by such Member and such Member's share of items of income and gain allocated to such Member pursuant to Article IV and (b) decreased by such Member's share of items of loss, deduction and expense allocated to such Member pursuant to Article IV and any Distributions to such Holder of cash or the Fair Market Value of any other property distributed to such Member. The LLC may (in the sole discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of LLC property.

        (b)   For purposes of computing the amount of any item of LLC income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

          (i)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

          (ii)   If the Book Value of any LLC property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

          (iii)  Items of income, gain, loss or deduction attributable to the disposition of LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

          (iv)  Items of depreciation, amortization and other cost recovery deductions with respect to LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

          (v)   To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

        3.4 Negative Capital Accounts.    No Shareholder shall be required to pay to any other Shareholder or the LLC any deficit or negative balance which may exist from time to time in such Shareholder's Capital Account (including upon and after dissolution of the LLC).

        3.5 No Withdrawal.    No Person shall be entitled to withdraw any part of such Person's Capital Contributions or Capital Account or to receive any Distribution from the LLC, except as expressly provided herein.

        3.6 Loans From Shareholders.    Loans by Shareholders to the LLC shall not be considered Capital Contributions. If any Shareholder shall loan funds to the LLC in excess of the amounts required hereunder to be contributed by such Shareholder to the capital of the LLC, the making of such loans shall not result in any increase in the amount of the Capital Account of such Shareholder. The amount of any such loans shall be a debt of the LLC to such Shareholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made; provided, that such terms and conditions are no more favorable to such lending Shareholder than those which would be agreed to in an orderly transaction with a willing, unaffiliated lender in an arm's-length transaction.

        3.7 Distributions In-Kind.    To the extent that the LLC distributes property in-kind to the Members, the LLC shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value (or such other amount as is required to be used by the Code or applicable Treasury Regulation) and any resulting gain or loss shall be allocated to the Members' Capital Accounts in accordance with Sections 4.2 through 4.4.

        3.8 Transfer of Shares.    In the event of a Transfer of a Share pursuant to Article IX, the Transferee shall succeed to the Transferor's Capital Account pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

        3.9 Repurchase of Shares.    The LLC may elect to purchase all or any portion of the vested Class B Shares pursuant to Section 3.2(b)(iv) by delivering written notice (the "Repurchase Notice") to the holder thereof within 60 days after the Termination Date. The Repurchase Notice shall set forth the number of vested Class B Shares to be acquired from such holder, the aggregate consideration to be paid for such Shares as determined pursuant to Section 3.2(b)(iv), and the time and place for the closing of the transaction. The closing of the repurchase shall take place on the date designated by the LLC in the Repurchase Notice, which date shall not be more than 60 days nor less than 10 days after the date of such Repurchase Notice. The LLC shall pay for the vested Class B Shares to be repurchased by delivery of a check or wire transfer of funds. The LLC shall be entitled to receive customary representations and warranties from the holder regarding such sale of Shares (including representations and warranties regarding good title to such Shares, free and clear of any liens or encumbrances) and to require the holder's signature be guaranteed by a national bank or reputable securities broker.

        3.10 Conversion to Corporation.

        (a)   The Managing Member may, in its sole discretion, either (i) cause the LLC to contribute all or substantially all of its assets to a corporation in a transaction qualified under Section 351(a) of the Code, and thereupon liquidate and dissolve the LLC, (ii) elect to have all Shareholders contribute their Shares to a corporation, in a transaction qualifying under Section 351(a) of the Code, as long as the value of the shares of the corporation received by all Shareholders has a value equal to the value of the Shares transferred, or (iii) otherwise cause the LLC to convert into a corporation, by way of merger, consolidation or otherwise, so long as such conversion does not result in any material liability (including any material liability for Taxes) of any of the Shareholders without their consent and provided that the value of the shares of the corporation received by each Shareholder has a value equal to the value of the Shares transferred. Subject to the foregoing and to Section 3.10(b), the conversion of the LLC or its business into a corporation shall be accomplished pursuant to such terms and in such manner as the Managing Member shall deem appropriate, in its sole discretion; provided, however, that the Managing Member shall use all reasonable efforts to structure the conversion so as to minimize the adverse impact, if any, to the Shareholders.

        (b)   The Managing Member and the other Shareholders shall use all reasonable efforts (including executing a stockholders' agreement) to ensure that the shares of the corporation issued to each Shareholder in connection with any of the transactions referred to in Section 3.10(a) shall have substantively the same rights and be subject to the same restrictions as the Shares of each class held by such Shareholder, including with respect to distributions and transfer restrictions.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

        4.1 Distributions.

        (a)    Tax Distributions.    To the extent funds of the LLC are available for distribution by the LLC (as determined by the Managing Member in its sole discretion), the Managing Member shall cause the LLC to distribute to the Shareholders with respect to each Fiscal Quarter of the LLC an amount of cash (a "Tax Distribution") which in the good faith judgment of the Managing Member equals (i) the amount of net taxable income (adjusted to take account of any net taxable losses of the LLC allocable to the Shareholders in prior periods) of the LLC allocable to the Shareholders in respect of such Fiscal Quarter, multiplied by (ii) the sum of the highest marginal federal, state and local income tax rates applicable to an individual living in New York, NY for the relevant type of taxable income, with such Tax Distribution to be made to the Shareholders in the same proportions that taxable income was allocated to the Shareholders during such Fiscal Quarter. Tax Distributions shall be considered advance Distributions to Shareholders under Section 4.1(b).

        (b)    Other Distributions.    Except as otherwise set forth in Section 4.1(a), the Managing Member may in its sole discretion (but shall not be obligated to) make Distributions at any time or from time to time, but shall make distributions in respect of Class A Shares, Class B Shares, Class C Shares and/or Class D Shares only in the following order of priority:

          (i)    first, to the holders of outstanding Class A Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class A Shares held by each such holder immediately prior to such Distribution), until the aggregate Unreturned Capital with respect to the Class A Shares has been reduced to zero;

          (ii)   second, to the holders of outstanding Class A Shares (ratably among such holders based upon the aggregate Unpaid Class A Return with respect to all Class A Shares held by each such holder immediately prior to such Distribution), until the aggregate Unpaid Class A Return with respect to the Class A Shares has been reduced to zero;

          (iii)  third, to the holders of outstanding Class B Shares in such amount as is necessary to cause the aggregate amount distributed in respect of each such outstanding Class B Share to be equal to the aggregate amount theretofore distributed with respect to each outstanding Class A Share pursuant to Section 4.1(b)(ii);

          (iv)  fourth, to the holders of the outstanding Class A Shares and the holders of outstanding Class B Shares, ratably among such holders based upon the aggregate number of Class A Shares and Class B Shares held by each such holder immediately prior to such Distribution, until cash Distributions made on the Class A Shares pursuant to Sections 4.1(b)(i)-(ii) and this (b)(iv) result in an IRR that is equal to 20%;

          (v)   fifth, until cash Distributions made on the Class A Shares pursuant to Sections 4.1(b)(i), (b)(ii), (b)(iv), and this (b)(v) result in an IRR equal to 30%,

            (A)  Distributions shall be made pursuant to this Section 4.1(b)(v) to the holders of outstanding Class C Shares and Class D Shares, ratably among such holders based upon the aggregate number of Class C Shares and Class D Shares held by each such holder immediately prior to such Distribution, in such amount as is necessary to cause the distributions with respect to each such Class C Share and Class D Share to equal to the product of (i) the aggregate, cumulative amount theretofore distributed with respect to each Class A Share, multiplied by (ii) the product obtained by multiplying (x) the excess of the IRR over 20%, by (y) ten (e.g., if the IRR after giving effect to such Distribution is 26%, then the amount determined pursuant to this paragraph (A) shall be 60% (i.e., 6% (26%—20%) multiplied by 10)); and

            (B)  All remaining Distributions pursuant to this Section 4.1(b)(v) shall be made to the holders of outstanding Class A Shares and Class B Shares, ratably among such holders based upon the aggregate number of Class A Shares and Class B Shares held by each such holder immediately prior to such Distribution; and

          (vi)  sixth, all distributions made at or after such time as cash Distributions made on the Class A Shares pursuant to Section 4.1(b)(i)-(v) have resulted in an IRR that is equal to or greater than 30% shall be made to the holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares ratably based on holdings of such shares.

        (c)    Distributions With Respect to Class B Shares and Class D Shares.

          (i)    Notwithstanding Sections 4.1(a) and 4.1(b), the amount distributed with respect to any unvested Shares shall not exceed the excess, if any, of (i) the aggregate amount which the Company would be obligated to distribute to the Holder of such Shares pursuant to Section 4.1(a) with respect to such Holder's vested and unvested Class B Shares and Class D Shares prior to making any Distributions pursuant to Section 4.1(b), over (ii) the aggregate amount theretofore distributed to such Holder pursuant to Section 4.1 in respect of such Holder's vested Class B Shares and vested Class D Shares. Any amounts not distributed to a Holder solely due to application of the immediately preceding sentence shall be retained by the LLC and shall be distributed to such Holder as and to the extent such Holder's unvested Shares become vested Shares in accordance with the provisions of Section 3.2. In the event that a Holder forfeits unvested Shares hereunder, (i) such Holder shall forfeit any amounts retained by the LLC pursuant to the immediately preceding sentence that are attributable to the forfeited Shares and (ii) such Holder shall repay to the Company the aggregate amount theretofore distributed to such Holder with respect to such Holder's unvested Shares; provided that such Holder shall be obligated to repay such amounts solely from Distributions payable thereafter in respect of any of such Holder's vested Class B Shares or vested Class D Shares and the LLC may offset such payment obligations of any such Holder against, and consequently may withhold such amounts from, amounts that the LLC is otherwise obligated to pay to such Holder at any time following forfeiture of unvested Shares. The Managing Member may waive the requirements of this Section 4.1(c)(i) in whole or in part with respect to any Distribution in respect of any unvested Shares.

          (ii)   If any Class B Shares or Class D Shares are issued after the date of this Agreement (each, a "New Share") the Managing Member shall determine in good faith the Total Equity Value of each outstanding Class B Share or Class D Share, as applicable, in each case on the date of issuance of the New Shares immediately prior to such issuance (the "Outstanding Value"). Notwithstanding the provisions of Section 4.1, if an Outstanding Value has been determined with respect to Class B Shares, all Distributions pursuant to Section 4.1 to the holders of Class B Shares shall be made in proportion to the Outstanding Value of each Class B Share other than with respect to any New Shares until all Distributions made in respect of the outstanding Class B Shares subsequent to the issuance of such New Shares that are Class B Shares equal the total Outstanding Value of all Class B Shares other than New Shares, and thereafter, any further Distributions made in respect of the Class B Shares shall be distributed to all holders of Class B Shares in accordance with the terms and conditions of Section 4.1. Notwithstanding the provisions of Section 4.1, if any Outstanding Value has been determined with respect to Class D shares, then the Distribution principles of the foregoing sentence shall be applied with respect to the Class D Shares. The intent of this Section 4.1(c)(ii) is to ensure that any Class B Shares or Class D Shares issued after the date of this Agreement qualify as "profits interests" under Revenue Procedure 93-27, I.R.B. 1993-24 (June 9, 1993) and Revenue Procedure 2001-43, I.R.B. 2001-34 (August 2, 2001) as contemplated by Section 4.1(c)(i).

        4.2 Allocations.    Except as otherwise provided in Section 4.3 and Section 4.5, Profits and Losses for any Fiscal Year shall be allocated among the Shareholders in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Shareholder, (ii) such Shareholder's share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Shareholder's partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the LLC under the Delaware Act or otherwise, determined as if all unvested Shares were to vest and the LLC were to (i) liquidate the assets of the LLC for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation pursuant to Section 12.2.

        4.3 Special Allocations.

        (a)   Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Shareholders in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 4.3(a) is intended to be a "partner nonrecourse debt minimum gain chargeback" provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

        (b)   Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each Shareholder ratably among such Shareholders based upon the number of outstanding Class A Shares held by each such Shareholder immediately prior to such allocation. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Shareholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

        (c)   If any Shareholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Shareholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

        (d)   Profits and Losses described in Section 3.3(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k) and (m).

        (e)   The allocations set forth in Section 4.3(a)-(d) (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Shareholders intend to allocate Profit and Loss of the LLC or make LLC distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Shareholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Shareholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Shareholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Shareholders so that the net amount of the Regulatory Allocations and such special allocations to each such Shareholder is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Shareholders, the Shareholders may, if they do not expect that the LLC will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

        (f)    The Members acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) ("Forfeiture Allocations") result from the allocations of Profits and Losses provided for in this Agreement. For the avoidance of doubt, the LLC is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

        4.4 Tax Allocations.

        (a)   The income, gains, losses, deductions and credits of the LLC will be allocated, for federal, state and local income tax purposes, among the Shareholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Shareholders for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the LLC's subsequent income, gains, losses, deductions and credits will be allocated among the

Shareholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

        (b)   Items of LLC taxable income, gain, loss and deduction with respect to any property contributed to the capital of the LLC shall be allocated among the Shareholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its Book Value using any permitted method selected by the Tax Matters Partner.

        (c)   If the Book Value of any LLC asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using any permitted method selected by Tax Matters Partner.

        (d)   Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Shareholders according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

        (e)   Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Shareholder's Capital Account or share of Profits, Losses, Distributions or other LLC items pursuant to any provision of this Agreement.

        4.5 Offsetting Allocations.    If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the LLC pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Managing Member shall use its reasonable best efforts to allocate any corresponding Profit or Loss of the LLC to the Member who recognizes such item in order to reflect the Members' economic interest in the LLC.

        4.6 Forfeiture of Unvested Shares.    In the event that a Member's unvested Shares are forfeited to the LLC, the Capital Account balance attributable to such unvested Shares shall be allocated among the holders of the outstanding Shares based upon how a distribution of such remaining Capital Account balance would have been made to such holders under Section 4.1.

        4.7 Indemnification and Reimbursement for Payments on Behalf of a Shareholder.    Except as otherwise provided in Section 5.4 and 6.1., if the LLC is required by law to make any payment to a Governmental Entity that is specifically attributable to a Shareholder or a Shareholder's status as such (including, without limitation, federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Shareholder shall indemnify and contribute to the LLC in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person's obligation to indemnify the LLC under this Section 4.7. A Shareholder's obligation to indemnify and make contributions to the LLC under this Section 4.7 shall survive the termination, dissolution, liquidation and winding up of the LLC, and for purposes of this Section 4.7, the LLC shall be treated as continuing in existence. The LLC may pursue and enforce all rights and remedies it may have against each Shareholder under this Section 4.7, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE V

MANAGEMENT

        5.1 Authority of the Managing Member.

        (a)   Except for situations in which the approval of the Members is expressly and specifically required by the express terms of this Agreement, and subject to the provisions of this Section 5.1, (i) the Managing Member shall conduct, direct and exercise full control over all activities of the LLC (including all decisions relating to subsequent Capital Contributions, issuances of Equity Securities and the voting and sale of, and the exercise of other rights with respect to, the equity securities of GT Equipment Technologies held by the LLC), (ii) all management powers and authority over the business and affairs of the LLC shall be exclusively vested in the Managing Member, (iii) the Managing Member may, in its sole discretion, cause the LLC to vote for or otherwise consent to any sale of all or substantially all of the assets or securities of GT Equipment Technologies (whether by merger, consolidation or otherwise) and (iv) the Managing Member shall have the sole power and authority to bind or take any action on behalf of the LLC, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the LLC under this Agreement or any other agreement, instrument, or other document to which the LLC is a party. Notwithstanding the foregoing, except for issuances of securities to the Managing Member or its Affiliates (subject to Section 3.1(d)), without the approval of the holders of a majority of the Non-Power Fund Equity, the Managing Member shall not approve any transaction between the LLC or any Subsidiary of the LLC on the one hand, and the Managing Member, Power Fund, or any of their respective Affiliates, on the other. No other Member shall have the power and authority to bind the LLC in any way, to do any act that would be (or that could be construed as) binding on the LLC, or to make any expenditures on behalf of the LLC, unless such specific power and authority has been expressly granted in writing to and not revoked from such other Member by the Managing Member.

        (b)   Without limiting the generality of the foregoing:

          (i)    the Managing Member and the LLC (and any delegate thereof) shall exercise all rights and powers of the LLC (whether such rights and powers are expressly and specifically granted to the LLC under the terms of an agreement to which the LLC is a party, or arise as a result of the LLC's ownership of securities or otherwise) to amend or consent to an amendment, modification, or waiver of GT Equipment Technologies' certificate of incorporation or bylaws, solely as directed by the Managing Member;

          (ii)   the Managing Member shall have exclusive authority on behalf of the LLC to prepare all tax returns, make or not make any tax elections or other decisions related to taxes, control the handling of any tax proceeding, and otherwise interact with any taxing authority with respect to LLC matters;

          (iii)  the Managing Member shall have sole discretion and right to enter into any agreement regarding, and have sole authority to approve on behalf of the LLC and all of the Members, a Sale of the LLC or any merger, consolidation or other transaction involving the LLC; and

          (iv)  the Managing Member and the LLC (and any delegate thereof) shall exercise all rights and powers of the LLC (including all rights and powers to take certain actions, give or withhold certain consents or approvals, waive or require the satisfaction of certain conditions, or make certain determinations, opinions, judgments, or other decisions) as a holder of capital stock or other securities of or interests in GT Equipment Technologies, including under GT Equipment Technologies' certificate of incorporation or bylaws, or under applicable law (e.g., the right to vote, transfer or otherwise dispose of any interest in any such securities), solely as directed by the Managing Member.

        5.2 Delegation of Authority.    The Managing Member may, from time to time, delegate to one or more Persons (including any Member of the LLC) such authority and duties as the Managing Member may deem advisable. Any delegation pursuant to this Section 5.2 may be revoked at any time by the Managing Member in its sole discretion.

        5.3 Purchase of Shares.    The Managing Member may cause the LLC to purchase or otherwise acquire Shares, or may purchase or otherwise acquire Shares on behalf of the LLC; provided that this provision shall not in and of itself obligate any Shareholder to sell any Shares to the LLC. So long as any such Shares are owned by or on behalf of the LLC such Shares will not be considered outstanding for any purpose.

        5.4 Limitation of Liability.

        (a)   Except as otherwise provided herein or in any agreement entered into by such Person and the LLC, and to the maximum extent permitted by the Delaware Act, no present or former Managing Member or any of such Managing Member's Affiliates, employees, agents or representatives shall be liable to the LLC or to any other Member for any act or omission performed or omitted by such Person in good faith in its capacity as a Managing Member of the LLC or otherwise; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person's gross negligence, willful misconduct or knowing violation of law or this Agreement or any other agreement with the LLC. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its Affiliates, agents or representatives, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such Person appointed by the Managing Member (so long as such Person was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member or any of its Affiliates, employees, agents or representatives to liability to the LLC or any Member.

        (b)   Whenever in this Agreement or any other agreement contemplated herein, the Managing Member is permitted or required to take any action or to make a decision in its "sole discretion" or "discretion," with "complete discretion" or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires (including its interests as a Shareholder), provided that, the Managing Member shall act in good faith.

        (c)   Whenever in this Agreement a Managing Member is permitted or required to take any action or to make a decision in its "good faith" or under another express standard, the Managing Member shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Managing Member acts in good faith, the resolution, action or terms so made, taken or provided by the Managing Member shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Managing Member or any of its Affiliates, employees, agents or representatives.

        (d)   To the maximum extent permitted by applicable law, each Member hereby waives any claim or cause of action against the Managing Member or any of its Affiliates, employees, agents and representatives for any breach of any fiduciary duty to the LLC, its Members or any Subsidiary of the LLC by such Person, including as may result from a conflict of interest between the LLC or such Subsidiary and such Person; provided that, except as otherwise provided herein, such waiver shall not apply to the extent the act or omission was attributable to such Person's gross negligence, willful misconduct or knowing violation of law or this Agreement or any other Agreement with the LLC, nor shall such waiver eliminate the implied contractual covenant of good faith and fair dealing. Each Member acknowledges and agrees that in the event of any such waived conflict of interest, each such Person may, in the absence of bad faith, act in the best interest of the Managing Member or its Affiliates, employees, agents or representatives. With respect to any such waived conflict of interest, the Managing Member shall not be obligated to recommend or take any action as a managing member that prefers the interests of the LLC or any Subsidiary or the other Members or Shareholders over the interests of the Managing Member or its Affiliates, employees, agents or representatives and the LLC.

        (e)   Except as otherwise required by law or the provisions of this Agreement, the LLC shall indemnify its present and former Managing Members against any losses, liabilities, damages or expenses (including amounts paid for attorneys' fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such Persons may directly or indirectly become subject for action taken or omitted to be taken on behalf of the LLC or in connection with any involvement with the LLC or any Subsidiary (including serving as a manager, officer, director, consultant or employee of such Subsidiary), but not to the extent attributable to such Indemnified Person's or its Affiliates' gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates, employees, agents or representatives contained herein or in any other agreement with the LLC or to such Person's failure to act in good faith. The rights of the Managing Member pursuant to this Section 5.4(e) shall be in addition to, and not in lieu of, the rights of Members generally pursuant to Section 6.4.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

        6.1 Limitation of Liability.    Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Shareholder or Member (including the Managing Member) shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Shareholder or acting as a Member or Managing Member of the LLC, other than such Shareholder's obligation to make Capital Contributions to the LLC pursuant to the terms and conditions hereof. Except as otherwise provided in this Agreement, a Shareholder's liability (in its capacity as such) for LLC liabilities and losses shall be such Shareholder's share of the LLC's assets; provided that a Shareholder shall be required to return to the LLC any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Shareholders have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on any of the Shareholders or Members (including the Managing Member) for liabilities of the LLC.

        6.2 Lack of Authority.    No Shareholder or Member (other than the Managing Member) in its capacity as such has the authority or power to act for or on behalf of the LLC in any manner, to do any act that would be (or could be construed as) binding on the LLC or to make any expenditures on behalf of the LLC, and the Shareholders and Members hereby consent to the exercise by the Managing Member of the powers conferred on it by law and this Agreement.

        6.3 No Right of Partition.    No Shareholder or Member shall have the right to seek or obtain partition by court decree or operation of law of any LLC property, or the right to own or use particular or individual assets of the LLC.

        6.4 Indemnification.

        (a)   Subject to Section 4.7, the LLC hereby agrees to indemnify and hold harmless any Person (each an "Indemnified Person") to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the LLC to provide broader indemnification rights than the LLC is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person's Affiliates) by reason of the fact that such Person is or was a Shareholder or Member or a partner, member, employee, officer, director, agent or other representative of the Managing member or is or was serving as a Managing Member, officer, director, principal, member, employee, agent or representative of the LLC or is or was serving at the request of the LLC as a Managing Member, officer, director, principal, member, employee, agent or representative of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered to the extent attributable to such Indemnified Person's or its Affiliates' gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates, employees, agents or representatives contained herein or in any other agreement with the LLC. Expenses, including attorneys' fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the LLC in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the LLC.

        (b)   The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, vote of Managing Member or otherwise.

        (c)   The LLC may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss relating to the LLC or its business whether or not the LLC would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.4.

        (d)   Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the LLC relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of LLC assets only and neither the Managing Member nor any other Shareholder (unless such Shareholder otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the LLC (except as expressly provided herein).

        (e)   If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the LLC shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

        6.5 Members Right to Act.    For situations for which the approval of the Members (rather than the approval of the Managing Member on behalf of the Members) is required by this Agreement or by applicable law, the Members shall act through meetings and written consents as described in this Section 6.5, and each Class A Shareholder shall be entitled to vote based on such Shareholder's Proportional Share. Notwithstanding anything herein to the contrary, except as specifically provided otherwise in Section 13.3, holders of Class B Shares, Class C Shares and Class D Shares shall not have any voting rights as holders of such Shares. The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or Members holding at least 30% of the Class A Shares on at least five days' prior written notice to the other Members, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Shares that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

        6.6 Investment Opportunities and Conflicts of Interest.    Each GT Employee that is a holder of Shares shall, and shall cause each of its Affiliates to, present to the LLC and the Managing Member all investment or business opportunities of which any of the foregoing become aware and which may be, within the scope and investment objectives related to the Business of the LLC or GT Equipment Technologies or any of their Subsidiaries, beneficial to the business of the LLC or GT Equipment Technologies or any of their Subsidiaries, or are otherwise competitive with the business of the LLC or GT Equipment Technologies or any of their Subsidiaries. The Shareholders expressly acknowledge that, subject to the provisions of Section 6.7 and applicable law, (i) the holders of Power Fund Equity, RBC, Angeleno Group and their respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the Business other than through the LLC or GT Equipment Technologies or any of their Subsidiaries (an "Other Business"), (ii) the holders of Power Fund Equity, RBC, Angeleno Group and their respective Affiliates have and may develop strategic relationships with businesses that are or may be competitive or complementary to the LLC or GT Equipment Technologies or any of their Subsidiaries, (iii) none of the holders of Power Fund Equity, RBC, Angeleno Group or their respective Affiliates will, by virtue of their investment in the LLC, GT Equipment Technologies or their Subsidiaries or (if applicable) service as the Managing Member of the LLC, or on any Subsidiary's board of directors, be prohibited from pursuing and engaging in any such activities, (iv) none of the holders of Power Fund Equity, RBC, Angeleno Group or their respective Affiliates will be obligated to inform the LLC, GT Equipment Technologies or any Subsidiary or the Managing Member of any such opportunity, relationship or investment, (v) none of the other Shareholders will acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the holders of Power Fund Equity, RBC, Angeleno Group or any of their respective Affiliates, and (vi) the involvement of any of the holders of Power Fund Equity, RBC, Angeleno Group or their respective Affiliates in any Other Business will not constitute a conflict of interest of any of such Persons with respect to the LLC or its Shareholders or GT Equipment Technologies or any Subsidiaries.

        6.7 Confidentiality.    Each Shareholder recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the LLC, GT Equipment Technologies and their Subsidiaries, including but not limited to confidential information of the LLC, GT Equipment Technologies and their Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the LLC or GT Equipment Technologies or their Subsidiaries (the "Confidential Information"). Except as otherwise agreed to by the holders of a majority of the Power Fund Equity and a majority of the Non-Power Fund Equity, each Shareholder agrees that it will not, and shall cause each of its directors, officers, shareholders, partners, employees, agents and members not to, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the LLC, GT Equipment Technologies or the Subsidiaries and as otherwise may be proper in the course of performing such Shareholder's obligations, or enforcing such Shareholder's rights, under this Agreement and the agreements expressly contemplated hereby; (ii) as part of such Shareholder's normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with such Shareholder's or such Shareholder's Affiliates' normal fund raising, marketing, informational or reporting activities, or to such Shareholder's (or any of its Affiliates') Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Shareholder or its Affiliates or the Shares held by such Shareholder, or prospective merger partner of such Shareholder or its Affiliates, provided that such prospective purchaser or merger partner agrees to be bound by the provisions of this Section 6.7; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that, to the extent permitted by law, the Shareholder required to make such disclosure shall provide to the Managing Member prompt notice of such disclosure. For purposes of this Section 6.7, "Confidential Information" shall not include any information of which (x) such Person learns from a source other than the LLC, GT Equipment Technologies or their Subsidiaries who is not bound by a confidentiality obligation, or (y) is disclosed in a prospectus or other documents for dissemination to the public. Nothing in this Section 6.7 shall in any way limit or otherwise modify the Confidentiality and Non-Competition Agreements or any other agreement entered into by any holder of Shares with the LLC, GT Equipment Technologies or their Subsidiaries.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        7.1 Records and Accounting.    The LLC shall keep, or cause to be kept, appropriate books and records with respect to the LLC's business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Shareholders pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Shareholders absent manifest clerical error.

        7.2 Fiscal Year.    The fiscal year (the "Fiscal Year") of the LLC shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Managing Member.

        7.3 Reports.

        (a)   The LLC shall use reasonable efforts to deliver or cause to be delivered to each Shareholder, within 120 days after the end of each Fiscal Year, an annual report containing a statement of changes in the Shareholder's equity and the Shareholder's Capital Account balance for such Fiscal Year (if any).

        (b)   The LLC shall, upon the written request of the holders of a majority of the Power Fund Equity, RBC, Angeleno Group or the written request of the holders of a majority of any class of outstanding Shares, deliver or cause to be delivered to each Shareholder with reasonable promptness, such other information and financial data concerning the LLC and its Subsidiaries but only to the extent the delivery of such information and data is required by the Delaware Act or is reasonably necessary for any of such entities to consummate a Transfer of Shares; provided further that furnishing such information shall not be financially burdensome on the LLC or the Managing Member, or any Subsidiary of the LLC or its board of directors, or unreasonably time consuming for the employees of the Managing Member, the LLC or its Subsidiaries.

        (c)   The LLC shall use reasonable best efforts to deliver or cause to be delivered, within 75 days after the end of each Fiscal Year, to each Person who was a Shareholder at any time during such Fiscal Year all information with respect to such Person's Shares which are necessary for the preparation of such Person's United States federal and state income tax returns.

        7.4 Transmission of Communications.    Each Person that owns or controls Shares on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Managing Member to such other Person or Persons.

ARTICLE VIII

TAX MATTERS

        8.1 Preparation of Tax Returns.    The LLC shall arrange for the preparation and timely filing of all returns required to be filed by the LLC. Each Member shall timely furnish to the Managing Member all pertinent information in its possession relating to LLC operations that is necessary to enable the LLC's income tax returns to be prepared and filed.

        8.2 Tax Elections.    The Taxable Year shall be determined by the Managing Member in accordance with applicable laws. The Managing Member shall, in its sole discretion, determine whether to make or revoke any available election pursuant to the Code. Each Shareholder will upon request supply any information necessary to give proper effect to such election.

        8.3 Tax Controversies.    Power Fund is hereby designated the Tax Matters Partner and is authorized and required to represent the LLC (at the LLC's expense) in connection with all examinations of the LLC's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend LLC funds for professional services and reasonably incurred in connection therewith. Each Shareholder agrees to cooperate with the LLC and to do or refrain from doing any or all things reasonably requested by the LLC with respect to the conduct of such proceedings.

ARTICLE IX
TRANSFER OF SHARES

        9.1 Transfers by Members.

        (a)   No Shareholder shall Transfer any interest in any Shares other than (i) pursuant to and in compliance with this Article IX or (ii) with the prior written consent of the Managing Member, which consent may be withheld in the Managing Member's sole discretion. For the three-year period beginning on December 30, 2005, except: (i) pursuant to Section 9.2, 9.4 or 9.5, (ii) in the case of an RBC Permitted Transfer, or (iii) in a Transfer to a Permitted Transferee, no Member shall Transfer, or offer or agree to Transfer, any legal or beneficial interest in any Shares without the prior written consent of the Managing Member, which consent may be withheld in the Managing Member's sole discretion.

        (b)   Except in connection with an Approved Sale, each Transferee of Shares or other interest(s) in the LLC shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

        9.2 Exit Rights.    At any time after the date hereof:

        (a)   the Managing Member or the holders of a majority of the Power Fund Equity may cause an Approved Sale pursuant to the terms and conditions described in Section 9.5, which sale shall be negotiated and executed by the Managing Member and, for the avoidance of doubt, shall not require the consent or vote of any other Member; and

        (b)   each holder of Power Fund Equity shall have the right to sell all or any portion of its Shares (including all rights and obligations associated with such Shares) at any time to any Person subject only to Sections 9.1(b) and (to the extent applicable) 9.4.

        9.3 First Refusal Rights.

        (a)   Subject to compliance with all other provisions of this Agreement, prior to any Transfer of Shares (except in an Approved Sale or a Transfer to a Permitted Transferee), the Shareholder desiring to make such Transfer (other than Power Fund or its Affiliates) (the "Transferring Shareholder") shall deliver a written notice (the "Offer Notice") to the LLC and the Managing Member, disclosing in reasonable detail the identity of the prospective Transferee, the Shares to be Transferred (the "Offered Shares"), and the terms and conditions of the proposed Transfer. The Transferring Shareholder shall not consummate such proposed Transfer until the ROFR Termination Date (as defined in Section 9.3(c) below), unless the parties to the Transfer have been finally determined pursuant to this Section 9.3 prior to the ROFR Termination Date or such Transfer of Shares is to a Permitted Transferee.

        (b)   The LLC may elect to purchase any or all of the Offered Shares on the terms and conditions set forth in the Offer Notice, by delivering written notice of such election, specifying the quantity of such Shares that the LLC proposes to acquire, to the Transferring Shareholder and the Managing Member within 20 days after its receipt of the Offer Notice. If the LLC elects to purchase less than all of the Offered Shares, the Managing Member may elect to purchase any or all of the Offered Shares not proposed within such 20-day period to be acquired by the LLC, on the same terms and conditions set forth in the Offer Notice, by delivering written notice of such election to the LLC and the Transferring Shareholder.

        (c)   The purchase of the Offered Shares from the Transferring Shareholder by the LLC and/or the Managing Member shall be consummated as soon as practicable after the delivery of the election notice(s) to the Transferring Shareholder, but in any event before the ROFR Termination Date. If the LLC and the Managing Member have not elected to purchase all of the Offered Shares within 45 days, or have not consummated such purchase within 60 days, after delivery of the Offer Notice (the earlier such date, the "ROFR Termination Date"), the Transferring Shareholder shall be entitled to transfer the Offered Shares to the Transferee identified in the Offer Notice on terms and conditions no more favorable to such Transferee than those specified in the Offer Notice; provided that any Shares not transferred within 60 days following the ROFR Termination Date shall be subject to the provisions of this Section 9.3 upon subsequent Transfer. Transfer; and provided further that notwithstanding anything to the contrary in this Agreement, no Shareholder may Transfer any Shares to a Competitor of the LLC or GT Equipment Technologies or any of their Subsidiaries pursuant to this Section 9.3.

        9.4 Tag Along Rights.

        (a)   At least 15 days prior to any Transfer of Shares by Power Fund or any holder of Power Fund Equity (other than to a Permitted Transferee and other than Transfers not to exceed three percent in the aggregate of the Shares issued to Power Fund pursuant to this Agreement), Power Fund shall deliver a written notice (the "Sale Notice") to the LLC and to the other Members holding the same class of Shares as proposed to be Transferred by such holder of Power Fund Equity (the "Other Members"), specifying in reasonable detail the Shares to be Transferred and the terms and conditions of the Transfer. The Other Members may elect to participate in the contemplated Transfer with respect to the same class of Shares proposed to be Transferred by such holder of Power Fund Equity by delivering written notice to Power Fund within 15 days after delivery of the Sale Notice, and failure to deliver any such notice shall be deemed a waiver of rights under this Section 9.4 with respect to such Transfer. The aggregate consideration to be received by each Shareholder in such Transfer shall be based upon the Pro Rata Share represented by the Shares requested to be included by each Shareholder relative to the Pro Rata Share of all Shares participating in such Transfer held by the Shareholders participating in such Transfer. If no Other Member has elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 15-day period after delivery of the Sale Notice), then Power Fund may, during the 90-day period immediately following the date of the delivery of the Sale Notice, Transfer the Shares specified in the Sale Notice at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice. Any Shares identified in the Sale Notice but not Transferred within such 90-day period shall be subject to the provisions of this Section 9.4 upon subsequent Transfer.

        (b)   Power Fund shall not Transfer any of its Shares to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Other Members who have elected to participate in such Transfer in accordance with Section 9.4(a), unless Power Fund or its designee acquires the Shares that otherwise would have been sold in such Transfer for the price and on the terms that such Member would have been entitled to receive had such Other Member(s) sold the Shares such Member was entitled to sell in such Transfer. Each Member Transferring Shares pursuant to this Section 9.4 (including in respect of the Transfer to Power Fund or its designees referenced in the immediately foregoing sentence) shall pay its Pro Rata Share of the expenses incurred by the Members in connection with such Transfer and shall be obligated to join based on its Pro Rata Share in any indemnification or other obligations that Power Fund agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member's title to and ownership of Shares); provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the cash proceeds to which such holder is entitled in such Transfer, or to make indemnity payments in excess of the net cash proceeds paid to such holder in connection with such Transfer; provided further, that any escrow proceeds of any such transaction shall be withheld on a pro rata basis among all Shareholders who participate in the Transfer.

        9.5 Approved Sale; Drag Along Obligations; Public Offering.

        (a)   If the Managing Member or the holders of a majority of the Power Fund Equity approve a Sale of the LLC (an "Approved Sale"), each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (x) merger or consolidation, each Member holding Shares shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Shares, each holder of Shares shall agree to sell all of his, her or its Shares and rights to acquire Shares on the terms and conditions approved by the Managing Member. Each Member holding Shares shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Managing Member.

        (b)   The obligations of the Members holding Shares with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) the consideration payable upon consummation of such Approved Sale to all Shareholders shall be allocated among the Shareholders as if distributed pursuant to Section 4.1(b); and (ii) upon the consummation of the Approved Sale, all of the Shareholders of a particular class of Shares shall receive the same amount of consideration per Share of such class (with any non-cash consideration valued in good faith by the Managing Member), as reduced by the aggregate principal amount plus all accrued and unpaid interest on any indebtedness of any holder to the LLC.

        (c)   Notwithstanding anything to the contrary, in connection with an Approved Sale, (i) no Shareholder will be required to make affirmative representations or warranties except as to such Shareholder's due power and authority, non-contravention and ownership of Shares, free and clear of all liens, and (ii) the Shareholders may be severally obligated to join on a pro rata basis (based on the amount by which each holder's share of the aggregate proceeds paid with respect to its Shares would have been reduced had the aggregate proceeds available for distribution to such Shareholders been reduced by the amount of such indemnity) in any indemnification obligation agreed to by the Managing Member in connection with such Approved Sale, except that each Member may be fully liable for obligations that relate specifically to such Shareholder, such as indemnification with respect to representations and warranties given by such Shareholder regarding such Shareholder's title to and ownership of Shares; provided that no holder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the cash proceeds to which such holder is entitled in such Approved Sale, or to make indemnity payments in excess of the net cash proceeds paid to such holder in connection with such Approved Sale; provided further, that any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Shareholders (based on the amount by which each such holder's share of the aggregate proceeds otherwise payable with respect to its Shares would have been reduced had the aggregate proceeds available for distribution to such Shareholders been reduced by the amount placed in escrow). Each Shareholder shall enter into any indemnification or contribution agreement requested by the Managing Member to ensure compliance with this Section 9.5(c) and the provisions of this Section 9.5(c) shall be deemed complied with if the requirement for several liability is addressed through such agreement, even if the purchase and sale agreement or merger agreement related to the Approved Sale provides for joint and several liability.

        (d)   If GT Equipment Technologies or any of its Subsidiaries, the LLC or holders of a majority of the Power Fund Equity enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the other Shareholders shall, at the request of the holders of a majority of the Power Fund Equity, appoint a "purchaser representative" (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the LLC and reasonably acceptable to the holders of a majority of the Power Fund Equity. If any Shareholder so appoints a purchaser representative, the LLC shall pay the fees of such purchaser representative. However, if any Shareholder declines to appoint the purchaser representative designated by the LLC, such holder shall appoint another purchaser representative (reasonably acceptable to the holders of a majority of the Power Fund Equity), and such holder shall be responsible for the fees of the purchaser representative so appointed.

        (e)   Except as otherwise provided in Section 9.5(d), each Member Transferring Shares pursuant to this Section 9.5 shall pay its Pro Rata Share of the expenses incurred by the Members in connection with such Transfer (including by reducing the portion of the consideration to which such Shareholder would be entitled in such Approved Sale).

        (f)    In addition, if the Managing Member approves a Public Offering or transaction pursuant to Section 3.10, each Shareholder shall, and shall cause its Representatives to, vote for, consent to (to the extent it has any voting or consenting rights) and raise no objections against any such transaction, and the LLC, the Managing Member and each Shareholder shall take all reasonable actions in connection with the consummation of any such transaction as requested by the Managing Member.

        (g)   In no manner shall this Section 9.5 be construed to grant to any Shareholder any dissenters' rights or appraisal rights or give any Shareholder any right to vote in any transaction structured as a merger or consolidation (it being understood that the Members have expressly waived rights under Section 18-210 of the Delaware Act and any other dissenters rights, appraisal rights or similar rights (if any) and have granted to the Managing Member the sole right to approve or consent to a merger or consolidation of the LLC without approval or consent of the Members).

        9.6 Void Transfers.    Any Transfer by any Member of any Shares or other interest in the LLC in contravention of this Agreement in any respect (including, without limitation, the failure of the Transferee to execute a counterpart in accordance with Section 9.1(b)) or which would cause the LLC to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the LLC or any other party. No purported assignee shall have any right to any profits, losses or distributions of the LLC.

        9.7 Effect of Assignment.

        (a)   Any Member who shall assign any Shares or other interest in the LLC shall cease to be a Member of the LLC with respect to such Shares or other interest and shall no longer have any rights or privileges of a Member with respect to such Shares or other interest.

        (b)   Any Person who acquires in any manner whatsoever any Shares or other interest in the LLC, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Shares or other interest in the LLC of such Person was subject to or by which such predecessor was bound.

        9.8 Additional Restrictions on Transfer.

        (a)   Prior to any Transfer of Restricted Shares, the Member proposing to Transfer such Restricted Shares will deliver written notice to the LLC describing in reasonable detail the Transfer or proposed Transfer. In addition, if the Member holding such Restricted Shares delivers to the LLC an opinion of counsel (who may be counsel for the LLC), satisfactory in form and substance to the Managing Member and counsel for the LLC (which opinion may be waived, in whole or in part, at the discretion of the Managing Member) that no subsequent Transfer of such Restricted Shares will require registration under the Securities Act, the LLC will promptly upon such contemplated Transfer deliver new certificates or instruments, as the case may be, for such Restricted Shares which do not bear the restrictive legend relating to the Securities Act as set forth below. If the LLC is not required to deliver new certificates or instruments, as the case may be, for such Restricted Shares not bearing such legend, the Member holding such Restricted Shares will not Transfer the same until the prospective Transferee has confirmed to the LLC in writing its agreement to be bound by the conditions contained in this Section 9.8.

        (b)   Notwithstanding any other provisions of this Article IX, no Transfer of Shares or any other interest in the LLC may be made unless in the opinion of counsel (who may be counsel for the LLC), satisfactory in form and substance to the Managing Member and counsel for the LLC (which opinion may be waived, in whole or in part, at the discretion of the Managing Member), such Transfer would not violate any federal securities laws or any state or provincial securities or "blue sky" laws (including any investor suitability standards) applicable to the LLC or the interest to be Transferred, or cause the LLC to be required to register as an "Investment Company" under the U.S. Investment Company

Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the LLC prior to the date of the Transfer.

        (c)   In order to permit the LLC to qualify for the benefit of a "safe harbor" under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Share or economic interest shall be permitted or recognized by the LLC or the Managing Member (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the LLC to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

        9.9 Prospective Transferees.    Subject to the terms of this Agreement, the LLC agrees to cooperate, as may reasonably be requested, by providing information and access to information to any prospective Permitted Transferee in connection with a proposed Transfer, subject to receipt of a confidentiality agreement in form and substance satisfactory to the Managing Member.

        9.10 Legend.    In the event that certificates representing the Shares are issued ("Certificated Shares"), such certificates will bear the following legend:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS ("STATE ACTS") AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER 30, 2005, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE "COMPANY") AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

        9.11 Transfer Fees and Expenses.    Except as provided in Sections 9.3, 9.4 and 9.5, the Transferor and Transferee of any Shares or other interest in the LLC shall be jointly and severally obligated to reimburse the LLC for all reasonable expenses (including attorneys' fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

ARTICLE X

ADMISSION OF MEMBERS

        10.1 Substituted Members.    In connection with the Transfer of Shares of a Shareholder permitted under the terms of this Agreement, the Transferee shall become a Substituted Member on the later of (i) the effective date of such Transfer, and (ii) the date on which the Managing Member approves such Transferee as a Substituted Member, and such admission shall be shown on the books and records of the LLC.

        10.2 Additional Members.    A Person may be admitted to the LLC as an Additional Member only as contemplated under Section 3.1 and only upon furnishing to the Managing Member (a) a letter of acceptance, in form satisfactory to the Managing Member, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 13.2, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person's admission as a Member. Such admission shall become effective on the date on which the Managing Member determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the LLC.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF SHAREHOLDERS

        11.1 Withdrawal and Resignation of Member.    No Member shall have the power or right to withdraw or otherwise resign from the LLC prior to the dissolution and winding up of the LLC pursuant to Article XII without the prior written consent of the Managing Member (which consent may be withheld by the Managing Member in its sole discretion), except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Upon a Transfer of all of a Member's Shares in a Transfer permitted by this Agreement, subject to the provisions of Section 9.7, such Member shall cease to be a Member. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Member will not be considered a Member for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Shareholder's Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

        12.1 Dissolution.    The LLC shall not be dissolved by the admission of Additional Members or Substituted Members. The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

        (a)   at any time by the Managing Member; or

        (b)   the entry of a decree of judicial dissolution of the LLC under Section 35-5 of the Delaware Act or an administrative dissolution under Section 18-802 of the Delaware Act.

        Except as otherwise set forth in this Article XII, the LLC is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the LLC and the LLC shall continue in existence subject to the terms and conditions of this Agreement.

        12.2 Liquidation and Termination.    On the dissolution of the LLC, the Managing Member shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the LLC and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an LLC expense. Until final distribution, the liquidators shall continue to operate the LLC properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

        (a)   the liquidators shall pay, satisfy or discharge from LLC funds all of the debts, liabilities and obligations of the LLC (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

        (b)   as promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the "Liquidation FMV") of the LLC's remaining assets (the "Liquidation Assets") in accordance with the definition thereof in this Agreement, (ii) determine the amounts to be distributed to each Shareholder in accordance with Section 4.1(b), and (iii) deliver to each Shareholder a statement (the

"Liquidation Statement") setting forth the Liquidation FMV and the amounts and recipients of such Distributions;

        (c)   if the holders of a majority of the Power Fund Equity or a majority-in-interest of Non-Power Fund Equity do not deliver written notice to the liquidators disagreeing with the calculations in the Liquidation Statement (a "Statement of Disagreement") within 15 days after the date of delivery of the Liquidation Statement, absent manifest error, the Liquidation Statement shall be final and binding on all Shareholders. In the event such holders give a Statement of Disagreement within such 15-day period, the holders of a majority of the Power Fund Equity or of a majority-in-interest of Non-Power Fund Equity, as applicable, and the liquidators will attempt in good faith to agree on the Liquidation FMV, and any such agreement shall be final and binding on all Shareholders. If such Persons are unable to reach such agreement within 20 days after the date of the Statement of Disagreement, the holders of a majority of the Power Fund Equity or of a majority-in-interest of Non-Power Fund Equity, as applicable, and the liquidators shall each, within 10 days thereafter, select an investment banker or other appraiser with experience in analyzing and making determinations concerning matters in the Business and in valuing entities like the LLC (including calculating distribution mechanisms like that set forth in Section 4.1(b) above), and the two investment bankers/appraisers so selected shall together select a third such investment banker/appraiser similarly qualified. The three investment bankers/appraisers so selected shall each determine the Liquidation FMV in accordance with the definition thereof in this Agreement, shall determine the amount and allocation of Distributions in accordance with Section 4.1 (b), and shall, within 30 days after their retention, provide the written results of such determination to the holders of Power Fund Equity or Non-Power Fund Equity, as applicable, and the liquidators. For purposes hereof, the Liquidation FMV and the amounts to be distributed with respect to each class of Shares shall each be equal to the average of the two appraisals closest to each other with respect thereto, and such amounts shall be final and binding on all Shareholders. The costs of such appraisal shall be borne by the LLC; and

        (d)   as soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 12.2(c) above, the liquidators shall promptly distribute the LLC's Liquidation Assets to the holders of Shares in accordance with Section 4.1(b) above. Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Sections 4.2 and 4.3. In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash or cash equivalents, etc.) among the Shareholders ratably based upon the aggregate amounts to be distributed with respect to the Shares held by each such holder. To the extent that equity securities of any Subsidiary of the LLC are distributed to any Shareholders in connection with the liquidation, such Shareholders hereby agree to enter into a securityholders agreement with such Subsidiary and each other Shareholder which contains restrictions on the Transfer of such equity security and other provisions (including with respect to the governance and control of such Subsidiary) in form and substance similar to the provisions and restrictions set forth herein (including, without limitation, in Article IX and Article V). The distribution of cash and/or property to a Shareholder in accordance with the provisions of this Section 12.2 constitutes a complete return to the Shareholder of its Capital Contributions and a complete distribution to the Shareholder of its interest in the LLC and all the LLC's property and constitutes a compromise to which all Shareholders have consented within the meaning of the Delaware Act. To the extent that a Shareholder returns funds to the LLC, it has no claim against any other Shareholder for those funds.

        12.3 Cancellation of Certificate.    On completion of the distribution of LLC assets as provided herein, the LLC is terminated (and the LLC shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the LLC. The LLC shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.3.

        12.4 Reasonable Time for Winding Up.    A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 12.2 in order to minimize any losses otherwise attendant upon such winding up.

        12.5 Return of Capital.    The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Shareholders (it being understood that any such return shall be made solely from LLC assets).

        12.6 Hart-Scott-Rodino.    In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") is applicable to any Shareholder, the dissolution of the LLC shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Shareholder.

ARTICLE XIII

GENERAL PROVISIONS

        13.1 Information Rights.    The LLC shall provide RBC, Dr. Kedar P. Gupta and Jonathan A. Talbott, in each case so long as such Shareholder continues to own at least one-half of the Shares acquired pursuant to the Merger Agreement as set forth on the Schedule of Shareholders, with the following: (A) as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, consolidated balance sheets of the LLC and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the LLC and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United Stated applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and year-end adjustments; and (B) as soon as available and in any event within 120 days after the end of each Fiscal Year, a consolidated balance sheet of the LLC and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the LLC and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon.

        13.2 Power of Attorney.

        (a)   Each Shareholder hereby constitutes and appoints the Managing Member and the liquidators, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the LLC as a limited liability company in the State of Delaware and in all other jurisdictions in which the LLC may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the LLC pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Shareholder pursuant to Article X or XI.

        (b)   The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Shareholder and the Transfer of all or any portion of his or its Shares and shall extend to such Shareholder's heirs, successors, assigns and personal representatives.

        13.3 Amendments.    Subject to the right of the Managing Member to amend this Agreement as expressly provided herein, this Agreement may be amended, modified, or waived with the written consent of a majority of the Power Fund Equity; provided that if any such amendment, modification, or waiver would adversely affect in any material respect the rights, preferences or privileges of any Shares as compared with the effect of such amendment, modification or waiver on the rights, preferences or privileges of the Power Fund Equity, such amendment, modification, or waiver shall also require the written consent of the holders of a majority of the Shares so adversely affected. In connection with any amendment, modification or waiver, or other approval hereunder, the Managing Member will have no obligation to provide any information to any Person unless the consent of such Person is required to be obtained in order to effectuate such amendment, modification or waiver; provided that any Person shall, at the request of the LLC or the Company, as the case may be, promptly (and in any event, within three (3) business days) execute and deliver to the LLC or the Company, any amendment, modification or waiver that has been approved in accordance with this Agreement; and provided further that the Managing Member shall be required to inform the holders of Class A Shares of the substance and occurrence of such amendment. The Managing Member may, without the consent of any other Member or Shareholder, amend the Schedule of Shareholders to reflect the admission of any other Member or Shareholder, the creation of issuance of any other Shares or interests in the LLC or the making of any Capital Contributions.

        13.4 Title to LLC Assets.    LLC assets shall be deemed to be owned by the LLC as an entity, and no Shareholder, individually or collectively, shall have any ownership interest in such LLC assets or any portion thereof. Legal title to any or all LLC assets may be held in the name of the LLC, the Managing Member or one or more nominees, as the Managing Member may determine. The Managing Member hereby declares and warrants that any LLC assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Managing Member or such nominee for the use and benefit of the LLC in accordance with the provisions of this Agreement. All LLC assets shall be recorded as the property of the LLC on its books and records, irrespective of the name in which legal title to such LLC assets is held.

        13.5 Remedies.    Each Shareholder shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

        13.6 Successors and Assigns.    All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

        13.7 Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        13.8 Counterparts.    This Agreement may be executed simultaneously in two or more separate counterparts, anyone of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

        13.9 Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words "including" or "include" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words "or," "either" and "any" shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

        13.10 Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 13.19, any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

        13.11 Addresses and Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Los Angeles, California time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the LLC's books and records (which shall initially be the addresses set forth on the Schedule of Shareholders), or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the LLC shall be deemed given if received by the Managing Member at the principal office of the LLC designated pursuant to Section 2.5.

        13.12 Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC or any of its Affiliates, and no creditor who makes a loan to the LLC or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLC in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in LLC Profits, Losses, Distributions, capital or property other than as a secured creditor.

        13.13 Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

        13.14 Further Action.    The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

        13.15 Offset.    Whenever the LLC is to pay any sum to any Shareholder or any Affiliate or related person thereof, any amounts that such Shareholder or such Affiliate or related person owes to the LLC under any promissory note issued to the LLC as partial payment for any Shares of the LLC may be deducted from that sum before payment.

        13.16 Entire Agreement.    This Agreement and the Registration Rights Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        13.17 Opt-in to Article 8 of the Uniform Commercial Code.    The Shareholders hereby agree that the Shares shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

        13.18 Delivery by Facsimile.    This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

        13.19 Arbitration.    Except as set forth in Section 13.5, any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by final and binding arbitration in accordance with the rules of the American Arbitration Association and shall take place in Los Angeles, California. Judgment upon the arbitration award may be entered in any court having jurisdiction thereof. In the event that a judgment is made pursuant to this Section 13.19, all reasonable out of pocket costs and reasonable legal costs incurred by the prevailing party shall be paid by the non-prevailing party. In the event that a non-arbitrated settlement is reached, each party shall pay their own respective costs and fees incurred thereby.

        13.20 Survival.    Section 6.7 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

        13.21 Expenses.    The LLC shall pay (or cause its Subsidiaries to pay) and hold Power Fund harmless against liability for the payment of the reasonable out-of-pocket expenses of such Persons (including the reasonable fees and expenses of legal counsel or other advisors) in the performance of its duties as Managing Member and in connection with (i) start-up and organizational costs in connection with the formation of the LLC and its Subsidiaries and the commencement of their respective businesses and operations, (ii) the preparation, negotiation and execution of this Agreement, any debt financing documents and each other agreement executed in connection herewith, and the evaluation and consummation of the transactions contemplated hereby and thereby, (iii) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or such other agreements, (iv) the enforcement of the rights granted under this Agreement, the Merger Agreement or such other agreements or Power Fund's direct or indirect investment in the LLC or GT Equipment Technologies or their respective Subsidiaries, (v) any filing with any governmental agency with respect to such Person's investment in the LLC or in any other filing with any governmental agency with respect to the LLC that mentions such Person, (vi) any fees and expenses of any lenders to the LLC and its Subsidiaries, and (vii) any transaction, claim, event, or other matter relating to GT Equipment Technologies or its Subsidiaries or the transactions contemplated hereby as to which such Person seeks advice of counsel. For the avoidance of doubt, GT Equipment Technologies' (and it Subsidiaries') responsibilities in this respect shall exclude expenses incurred by Power Fund in its role as Buyer under the Merger Agreement, specifically excluding legal, operational, and financial due diligence expenses, related out of pocket expenses, and legal advisory services related to the drafting and negotiation of the Merger Agreement (together with the exhibits thereto) and the related Disclosure Schedules. Nothing in Section 6.4 or elsewhere in this Agreement shall require reimbursement of expenses of any Member or Shareholder (other than Power Fund) in connection with the matters referred to in clauses (i)—(vii) of this Section 13.21.

        13.22 Acknowledgements.    Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member and Additional Member shall be deemed to acknowledge to Power Fund as follows: (a) the determination of such Member or Additional Member to purchase Shares pursuant to this Agreement and any other agreement referenced herein has been made by such Member or Additional Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the LLC or the Company and its Subsidiaries which may have been made or given by the Managing Member or by any agent or employee of the Managing Member, (b) the Managing Member has not acted as an agent of such Member or Additional Member in connection with making its investment hereunder and that the Managing Member shall not be acting as an agent of such Member or Additional Member in connection with monitoring its investment hereunder, (c) Power Fund has retained Kirkland & Ellis LLP in connection with the transactions contemplated hereby and expects to retain Kirkland & Ellis LLP as legal counsel in connection with the management and operation of the investment in the LLC and GT Equipment Technologies, (d) Kirkland & Ellis LLP is not counsel to any other Members and is not representing and will not represent any other Member or Additional Member in connection with the transaction contemplated hereby or any dispute which may arise between Power Fund, on the one hand, and any other Member or Additional Member, on the other hand, (e) such Member or Additional Member will, if it desires legal advice with respect to any of the transactions contemplated hereby, retain its own independent counsel, and (f) Kirkland & Ellis LLP may represent Power Fund in connection with any and all matters contemplated hereby (including, without limitation, any dispute between Power Fund, on the one hand, and any other Member or Additional Member, on the other hand) and such Member or Additional Member waives any conflict of interest in connection with such representation by Kirkland & Ellis LLP.

*        *        *        *        *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GT SOLAR HOLDINGS, LLC
By:	OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC
Its:	Managing Member
By:	/s/ Richard K. Landers Name: Richard Landers Title: Principal
GT EQUIPMENT TECHNOLOGIES, INC.
By:	/s/ Kedar P. Gupta Name: Dr. Kedar P. Gupta Title: Chief Executive Officer
OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC
Its:	Managing Member
By:	/s/ Richard K. Landers Name: Richard Landers Title: Principal

OCM/GFI POWER OPPORTUNITIES FUND II (CAYMAN), L.P.
By:	GFI Power Opportunities Fund II GP (Cayman) Ltd.
Its:	General Partner
By:	GFI Power Opportunities Fund II GP, LLC
Its:	Director
By:	GFI Energy Ventures, LLC
Its:	Managing Member
By:	/s/ Richard K. Landers Name: Richard Landers Title: Principal
ANGELENO GROUP
By:	/s/ Yaniv Tepper Name: Yaniv Tepper Title: Managing Member
MOUNT HOPE GT CAPITAL LLC
By:	/s/ Brian Scanlan Name: Brian Scanlan Title: President
/s/ Kedar P. Gupta Dr. Kedar P. Gupta
/s/ Jonathan A. Talbott Jonathan A. Talbott
/s/ Howard Smith Howard Smith
ROYAL BANK OF CANADA
By:	/s/ Alan Hibben Name: Alan Hibben Title: CEO, RBC Capital Partners, a Division of Royal Bank of Canada
/s/ Thomas M. Zarrella Thomas M. Zarrella

SCHEDULE OF SHAREHOLDERS

(as of December 30, 2005)

Shareholder	Class A Shares	Class A Shares Capital Contribution	Class B Shares	Class B Shares Capital Contribution	Class C Shares	Class C Shares Capital Contribution	Class D Shares	Class D Shares Capital Contribution
OCM/GFI Power Opportunities Fund II, L.P. c/o GFI Energy Ventures, LLC 11611 San Vicente Blvd., Suite 710 Los Angeles, CA 90049	6,416,140.0	$43,477,689.48	—	—	—	—	—	—
OCM/GFI Power Opportunities Fund II (Cayman), L.P. c/o GFI Energy Ventures, LLC 11611 San Vicente Blvd., Suite 710 Los Angeles, CA 90049	801,115.3	$5,428,597.9	—	—	—	—	—	—
Angeleno Group 2029 Century Park East, Ste. 2980 Los Angeles, CA 90067	368,932.9	$2,500,000.00	—	—	—	—	—	—
Mount Hope GT Capital LLC c/o Scanlan 277 Old Church Road Greenwich, CT 06830	147,573.2	$1,000,000.00	—	—	—	—	—	—
Royal Bank of Canada RBC Capital Partners 200 Bay Street, Royal Bank Plaza 4th Floor, North Tower Toronto, Ontario M5J 2W7 Canada	737,865.8	$5,000,000.00	—	—	—	—	—	—
Dr. Kedar P. Gupta 27 Colburn Lane Hollis, NH 03049	1,021,866.2	$6,924,472.25	—	—	469,825.5	—	—	—
Jonathan A. Talbott 11 Saddle Hill Road Amherst, NH 03054	333,010.4	$2,256,578.28	—	—	153,108.8	—	—	—
Thomas M. Zarrella 2 Orchard Road Gloucester, MA 01930	173,496.2	$1,175,662.10	175,831.9	—	79,768.7	—	—	—
Howard Smith 112 Atlantic Ave. North Hampton, NH 03862	—	—	105,499.1	—	—	—	108,108.0	—

TOTAL	10,000,000	$67,763,000.00	281,331.0	—	702,703.0	—	108,108.0	—

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  Exhibit 10.33